Exhibit 99.1

Qualstar Appoints Lawrence D. Firestone CEO and President

SIMI VALLEY, CA--(Marketwire – May 9, 2012)- Qualstar® Corporation (NASDAQ: QBAK - News), a manufacturer of automated tape storage solutions and high efficiency power supplies, announced today that the Board of Directors has appointed Mr. Lawrence D. Firestone to the position of Chief Executive Officer and President of the Company, to succeed Mr. William J. Gervais, who will retire as of June 15, 2012.  Mr. Firestone will commence his new position by June 4, 2012.

Mr. Gervais commented:  “I am pleased that Larry has agreed to assume day-to-day leadership of the Company that I co-founded 28 years ago.  Having worked with Larry as a member of our Board for the last 12 months, I’m confident that the Company will be in good hands.”

“I am excited to join Qualstar as its new CEO,” said Mr. Firestone.  "It is a privilege to be asked to lead such a fine organization.  I believe that Qualstar has great technology and I will be working to deliver strong value to shareholders through growth in sales of existing products and through targeted acquisitions.”

Mr. Firestone, age 54, joined Qualstar’s Board in May 2011 and will continue to serve as a director of the Company.  Mr. Firestone has over 30 years of operations and financial management experience in global public and private companies, including significant turnaround and M&A expertise. Until he commences his new duties with Qualstar, he will continue in his current position as the Chief Financial Officer of Xiotech Corporation, a supplier of enterprise storage systems, a position he has held since February 2011.  From 2006 to 2010, Mr. Firestone was Executive Vice President and Chief Financial Officer of Advanced Energy Industries, Inc., a provider of power conversion devices for the semi-conductor and solar inverter markets.  Mr. Firestone also served as a director of Amtech Systems, Inc. and as a director of Hyperspace Communications, Inc.  Mr. Firestone holds a BSBA degree in Accounting from Slippery Rock State College.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.

Contact:

For more information, contact:
Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744